Exhibit 99.2

FOR IMMEDIATE RELEASE

Pixelworks Announces Details of Common Stock Offering

San Jose, Calif., August 16, 2013 — Pixelworks, Inc. (NASDAQ:PXLW), a pioneer in innovative video and display processing technology, today announced details of its previously announced public offering of common stock. Pixelworks has agreed to sell 2,630,000 shares of its common stock at a price of $3.50 per share, and has granted the underwriter an option to purchase up to 394,500 additional shares of common stock to cover over-allotments, if any. Subject to the satisfaction of customary conditions, the offering is expected to close on or about August 21, 2013.

Roth Capital Partners will act as the sole manager of the offering.

Pixelworks intends to use the net proceeds from the offering for general corporate purposes, which may include, among other things, increasing our working capital, financing of ongoing operating expenses and overhead, and funding of capital expenditures, such as the continued development of solutions for the multimedia projector, high-end television, and mobile device markets. Pending the application of the net proceeds, Pixelworks may invest the proceeds in marketable securities and short-term investments.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of, the common stock in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

A copy of the prospectus supplement and prospectus relating to these securities may be obtained, when available, by contacting Roth Capital Partners, Attention: Equity Capital Markets, 888 San Clemente Drive, Newport Beach, CA 92660, by telephone at (800) 678-9147, or by accessing the SEC’s website, www.sec.gov.

About Pixelworks, Inc.

Pixelworks creates, develops and markets video display processing technology for digital video applications that demand the very highest quality images. At design centers around the world, Pixelworks engineers constantly push video performance to keep manufacturers of consumer electronics and professional displays worldwide on the leading edge. The company is headquartered in San Jose, CA.

For more information, please visit the Company’s Web site at www.pixelworks.com.

Contact Information:	Steven Moore Pixelworks, Inc. 408-200-9221 smoore@pixelworks.com

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Note: Pixelworks and the Pixelworks logo are registered trademarks of Pixelworks, Inc. All other trademarks are the property of their respective owners.

Some of the information in this press release may contain “forward-looking statements” that are based on current expectations, estimates, beliefs, assumptions and projections about Pixelworks’ business. Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates” and variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks and uncertainties that are difficult to predict and which may cause actual outcomes and results to differ materially from what is expressed or forecasted in such forward-looking statements. These forward-looking statements speak only as of the date on which they are made, and Pixelworks does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this press release. If Pixelworks does update or correct one or more forward-looking statements, you should not conclude that Pixelworks will make additional updates or corrections with respect thereto or with respect to other forward-looking statements. Except where the context otherwise requires, in this press release, the “Company,” “Pixelworks,” “we,” “us” and “our” refer to Pixelworks, Inc., an Oregon corporation, and its wholly-owned subsidiaries.